As filed with the Securities and Exchange Commission on July 24, 1998
                                                 Registration No. 333-__________
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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 --------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                           UNION PLANTERS CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

         TENNESSEE                                     6712                                62-0859007
---------------------------------------------------------------------------------------------------------------------
(State or Other Jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
 Incorporation or Organization)              Classification Code Number)

                     7130 Goodlett Farms Parkway, Memphis, Tennessee  38018;   (901) 580-6000
----------------------------------------------------------------------------------------------------------------------
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

          Peoples First Corporation 1986 Stock Option Plan, as amended
                    Magna Group, Inc. 1987 Stock Option Plan
     Magna Group, Inc. Amended and Restated 1992 Long Term Performance Plan Magna Group, Inc. Amended and Restated 1996 Long Term Performance Plan
    Magna Group, Inc. Amended and Restated 1992 Directors' Stock Option Plan Magna Group, Inc. Amended and Restated 1996 Directors' Stock Option Plan
            Charter Financial, Inc. 1993 Incentive Stock Option Plan
             Charter Financial, Inc. 1997 Incentive Stock Option Plan
          Charter Financial, Inc. 1997 Nonqualifying Stock Option Plan
         Landmark Bancshares Corporation 1982 Capital Accumulation Plan
       Capital Savings Bancorp, Inc. 1993 Stock Option and Incentive Plan
-------------------------------------------------------------------------------
                            (Full title of the plans)

             E. James House, Jr.                         WITH COPIES TO:
Secretary And Manager of The Legal Department         Cynthia W. Young, Esq.
          Union Planters Corporation                  Wyatt, Tarrant & Combs
         7130 Goodlett Farms Parkway                   2800 Citizens Plaza
           Memphis, Tennessee 38018                Louisville, Kentucky  40202
                (901) 580-6596                           (502) 562-7223
--------------------------------------------
  (Name and address of agent for service)

                                                 Calculation of Registration Fee
-----------------------------------------------------------------------------------------------------------------------
                                                           Proposed                 Proposed
  Title of securities           Amount to be           maximum offering         maximum aggregate         Amount of
    to be registered             registered            price per share           offering price        registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock,
$5.00 par value (and            1,667,176 (1)         Not Applicable (2)       Not Applicable (2)           $0 (2)
associated Preferred
Share Rights)

(1) Includes 308,216 shares issuable under the Peoples First Corporation 1986 Stock Option Plan, as amended; 128,061 shares issuable under the Magna Group, Inc. 1987 Stock Option Plan; 589,755 shares issuable under the Magna Group, Inc. Amended and Restated 1992 Long Term Performance Plan; 378,346 shares issuable under the Magna Group, Inc. Amended and Restated 1996 Long Term Performance Plan; 41,869 shares issuable under the Magna Group, Inc. Amended and Restated 1992 Directors' Stock Option Plan; 37,108 shares issuable under the Magna Group, Inc. Amended and Restated 1996 Directors' Stock Option Plan; 960 shares issuable under the Charter Financial, Inc. 1993 Incentive Stock Option Plan; 71,639 shares issuable under the Charter Financial, Inc. 1997 Incentive Stock Option Plan; 25,845 shares issuable under the Charter Financial, Inc. 1997 Nonqualifying Stock Option Plan; 5,471 shares issuable under the Landmark Bancshares Corporation 1982 Capital Accumulation Plan; and 79,906 shares issuable under the Capital Savings Bancorp, Inc. 1993 Stock Option and Incentive Plan; plus in each case such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.


(2) The shares registered pursuant to this Registration Statement were previously included in the Registration Statements on Form S-4 (Registration No. 333-49813 (308,216 shares), Registration No. 333-49617 (1,279,054 shares) and Registration No. 333-79906 (79,906 shares)) for which the appropriate registration fee was paid.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

         1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the Securities and Exchange Commission shall not be deemed to be incorporated herein and is not part of the Registration Statement);

         2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended;

         3. The Registrant's Current Reports on Form 8-K dated January 15, 1998, February 23, 1998, April 16, 1998 and July 10, 1998;

         4. The description of the current management and Board of Directors of the Registrant contained in the Proxy Statement of the Registrant filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 for the Registrant's Annual Meeting of Shareholders to be held on April 16, 1998;

         5. The Registrant's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989, (SEC File No. 0-6919) in connection with the Registrant's designation and authorization of its Series A Preferred Stock; and

         6. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement under Section 12(b) of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of the Registrant's Common Stock offered pursuant to the Registration Statement will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of the Registrant. E. James House, Jr. is an officer of and receives compensation from the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Charter of the Registrant provides as follows:

TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                  To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                  The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

         Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinary prudent men exercise under similar circumstances and in like positions.

         A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote to the shareholders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS

         See Exhibit Index, which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 24th day of July, 1998.

                                       UNION PLANTERS CORPORATION

                                       By: /s/  Benjamin W. Rawlins, Jr.
                                          -------------------------------------
                                          Benjamin W. Rawlins, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. James House, Jr. and M. Kirk Walters, and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons as of the 24th day of July, 1998 in the capacities indicated.

Name                               Capacity                           Date
----                               --------                           ----

/s/  Benjamin W. Rawlins, Jr.
_____________________________
Benjamin W. Rawlins, Jr.           Chairman of the Board.          July 24, 1998
                                   Chief Executive Officer,
                                   Director (Principal
                                   Executive Officer)
/s/  John W. Parker
_________________________
John W. Parket                     Executive Vice President        July 24, 1998
                                   and Chief Financial
                                   Officer (Principal
                                   Financial Officer)

/s/  M. Kirk Walters
__________________________
M. Kirk Walters                    Senior Vice President,          July 24, 1998
                                   Treasurer and Chief
                                   Accounting Officer

__________________________
Albert M. Austin                   Director


/s/ Marvin E. Bruce                         Director                            July 24, 1998
------------------------------------
Marvin E. Bruce

------------------------------------        Director
George W. Bryan

/s/ James E. Harwood                        Director                            July 24, 1998
------------------------------------
James E. Harwood

------------------------------------        Director
Parnell S. Lewis, Jr.

/s/ C.J. Lowrance, III                      Director                            July 24, 1998
------------------------------------
C.J. Lowrance, III


/s/ Jackson W. Moore                        President, Chief Operating          July 24, 1998
------------------------------------        Officer and Director
Jackson W. Moore

/s/ Stanley D. Overton                      Director                            July 24, 1998
------------------------------------
Stanley D. Overton

/s/ V. Lane Rawlins                         Director                            July 24, 1998
------------------------------------
V. Lane Rawlins

/s/ Donald F. Schuppe                       Director                            July 24, 1998
------------------------------------
Donald F. Schuppe

/s/ David M. Thomas                         Director                            July 24, 1998
------------------------------------
David M. Thomas

/s/ Richard A. Trippeer, Jr.                Director                            July 24, 1998
------------------------------------
Richard A. Trippeer, Jr.


/s/ Spence L. Wilson                        Director                            July 24, 1998
------------------------------------
Spence L. Wilson

                                  EXHIBIT INDEX

4.1 Restated Charter of Union Planters Corporation, as amended. (Incorporated by reference to Exhibit 3(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 0-6919).)

4.2 Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to Exhibit 3(d) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6919).)

5.1 Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation, as to the validity of the shares of the Common Stock of Union Planters Corporation.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants for Union Planters Corporation.

23.2 Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation (included in Exhibit 5.1).